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                                                                 Exhibit 99.6


[LOGO]                                                           NEWS RELEASE

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                                               Bird Corporation
                                               1077 Pleasant Street
                                               Norwood, MA 02062-6714
                                               Contact: Joseph D. Vecchiolla
                                                        Chairman
                                               Telephone: (203) 622-4880





Bird Corporation
Receives Grand Jury Subpoena



April 24, 1996 - Norwood, MA - On or about April 18, 1996 Bird Incorporated, a subsidiary of the Company, received a grand jury subpoena issued upon application of the United States Department of Justice, Antitrust Division, for the production of certain documents. In addition, an executive officer and a senior manager of the Company have received grand jury subpoenas requiring the production of certain documents as well as their providing testimony before the grand jury. The Company and such executive officer and senior manager are in the process of evaluating the subpoena and intend to cooperate fully with the Department of Justice. It appears that the subpoena relates to an investigation of the roofing materials industry.

As previously announced in a press release dated April 8, 1996, the Company and CertainTeed Corporation, a subsidiary of Saint-Gobain Corporation ("CertainTeed") have entered into a merger agreement providing for a two-step transaction consisting of an all cash tender offer for the Company's Common Stock and Preference Stock by CertainTeed followed by a merger of a subsidiary of CertainTeed into the Company. Pursuant to the terms of such agreement, the Company has notified CertainTeed of the receipt of the above mentioned subpoenas. The Company is not aware of any decision by CertainTeed with respect to the impact on the merger agreement (including the related tender offer and merger) of the receipt of the subpoenas.

Bird Corporation, founded in 1795, is a manufacturer of asphalt shingles and related roll roofing products serving customers in the Northeastern U. S. from a state-of-the-art facility located in Norwood, Massachusetts.





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